UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 01, 2022

BROAD STREET REALTY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-09043	36-3361229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7250 Woodmont Ave, Suite 350
Bethesda, Maryland		20814
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 301 828-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, Broad Street Realty, Inc. (the “Company”) entered into a purchase and sale agreement, dated December 21, 2021 (the “Agreement”), with BBL Current Owner, LLC (“BBL Current”) to acquire a mixed-use property in Williamsburg, Virginia known as Midtown Row (the “Midtown Row Acquisition”), which automatically terminated in accordance with its terms on July 1, 2022 as a result of the closing not occurring by June 30, 2022. On September 1, 2022, the Company and BBL Current entered into a third amendment and reinstatement of the Agreement (the “Amendment”), pursuant to which the Agreement was fully reinstated, subject to the terms of the Amendment.

The Amendment increased the purchase price for the Midtown Row Acquisition from $122.0 million in cash to $123.3 million dollars. Pursuant to the terms of the Amendment, the purchase price will be paid in cash and not less than $5.0 million of common units of limited partnership interest in Broad Street Operating Partnership, LP, the operating partnership of the Company (the “Operating Partnership”), and newly designated Series A convertible preferred units of limited partnership interest in the Operating Partnership (“Preferred Units”), the terms of which are described in Exhibit A to the Amendment. The common units and Preferred Units will be valued at $2.00 per unit for purposes of the Agreement.

In connection with the initial execution of the Agreement, the Company made a deposit of $200,000. Pursuant to the Amendment, the Company is required to make an additional deposit of $250,000, as well as pledge $324,468 in development fees to which a subsidiary of the Company is entitled (the “Pledge Deposit”). In addition, the Company is required to make an additional deposit of $1.25 million (the “Reserve Deposit”) upon the release of certain reserve funds held by one of its lenders, the payment of which is guaranteed by the Company. In the event the Company defaults on its obligation to complete the Midtown Row Acquisition, (i) the Reserve Deposit, if not already provided, will become immediately due and payable by the Company and (ii) the Company will forfeit all deposits (including the Pledge Deposit) under the Agreement and the Amendment.

Under the Amendment, the outside closing date for the Midtown Row Acquisition was extended to November 23, 2022. The Midtown Row Acquisition is subject to customary closing conditions. There can be no assurances that these conditions will be satisfied or that the Company will complete the Midtown Row Acquisition on the terms described herein or at all.

Michael Z. Jacoby, the Company’s chief executive officer and chairman of its board of directors, Alexander Topchy, the Company’s chief financial officer, Aras Holden, the Company’s vice president of asset management and acquisitions, and Thomas M. Yockey, Daniel J.W. Neal and Jeffrey H. Foster, members of the Company’s board of directors, have indirect ownership interests in BBL Current, and Mr. Jacoby serves as the chief executive officer and a director of BBL Current. As a result of their indirect ownership interests in BBL Current, these individuals are expected to receive estimated aggregate consideration of approximately $1.4 million at closing, which will be in the form of common units for the Company’s executive officers and directors.

The description of the Amendment contained in this Item 1.01 does not purport to be complete and is subject to and qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Third Amendment and Reinstatement of Purchase and Sale Agreement, dated September 1, 2022, by and among Broad Street Realty, Inc. and BBL Current Owner, LLC.
104	Cover Page Interactive Data File – The cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BROAD STREET REALTY, INC.

Date:	September 6, 2022	By:	/s/ Michael Z. Jacoby
Michael Z. Jacoby Chief Executive Officer